================================================================================


                            STOCK PURCHASE AGREEMENT

                                     between

                                   GENTEK INC.

                                       and

                                   JENOPTIK AG

                              Dated: July 12, 1999

================================================================================

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
                                    ARTICLE I
                         SALE AND PURCHASE OF THE SHARES

1.1.  Sale and Purchase of the Shares..........................................1
1.2.  Closing..................................................................2
1.3.  Purchase Price Adjustment................................................2

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1.  Authorizations...........................................................4
2.2.  Corporate Existence......................................................4
2.3.  Capital Stock and Ownership..............................................4
2.4.  No Conflicts.............................................................5
2.5.  Subsidiaries.............................................................5
2.6.  Financial Statements.....................................................6
2.7.  Absence of Undisclosed Liabilities.......................................7
2.8.  Absence of Changes.......................................................7
2.9.  Assets...................................................................8
2.10. Compliance with Laws and Other Instruments...............................8
2.11. Litigation...............................................................9
2.12. Environmental Matters....................................................9
2.13. Taxes...................................................................10
2.14. Intellectual Property...................................................11
2.15. Employees...............................................................11
2.16. Material Contracts......................................................12
2.17. Product Liability.......................................................12
2.18. Transactions with Affiliates............................................13
2.19. Year 2000...............................................................13
2.20. Brokers; Bonuses........................................................13
2.21. Disclosure..............................................................14

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF GENTEK

3.1.  Authorizations..........................................................14
3.2.  Corporate Existence; Ownership of the Buyer.............................14
3.3.  No Conflicts............................................................15
3.4.  Litigation..............................................................15
3.5.  Brokers.................................................................15

                                   ARTICLE IV
                                    COVENANTS

4.1.  Conduct of the Business.................................................16
4.2.  Access and Information..................................................16
4.3.  No Solicitation.........................................................16
4.4.  Public Announcements....................................................16
4.5.  Confidentiality of Information..........................................16
4.6.  Transitional Administrative Services....................................17
4.7.  Non-Competition.........................................................17
4.8.  Record Retention by the Seller..........................................18
4.9.  Use of Names and Marks..................................................18
4.10. Change of Fiscal Year...................................................19
4.11. Termination of Intercompany Agreements..................................19
4.12. Supplements to Certain Schedules........................................19
4.13. Further Actions.........................................................20
4.14. Further Assurances......................................................20

                                    ARTICLE V
                              CONDITIONS PRECEDENT

5.1.  Conditions to Obligations of Each Party.................................20
5.2.  Additional Conditions to the Obligations of the Seller..................21
5.3.  Additional Conditions to the Obligations of GenTek and the Buyer........21

                                   ARTICLE VI
                                   TAX MATTERS

6.1.  Indemnification for Tax Matters.........................................22
6.2.  Procedural Matters......................................................22
6.3.  Tax Refunds.............................................................23

                                   ARTICLE VII
                                 INDEMNIFICATION

7.1.  Indemnification by the Seller...........................................23
7.2.  Indemnification by GenTek and the Buyer.................................23
7.3.  Period for Making Claims................................................24
7.4.  De Minimis; Limitation; Adjustment......................................24
7.5.  Indemnification Procedures..............................................25
7.6.  Coordination with Article VI............................................26

                                  ARTICLE VIII
                                   DEFINITIONS


                                   ARTICLE IX
                                  MISCELLANEOUS

9.1.  Termination.............................................................30
9.2.  Governing Law...........................................................31
9.3.  Arbitration.............................................................31
9.4.  Amendment, Assignment, No Third Party Beneficiaries, Waivers, etc.......32
9.5.  Notices.................................................................32
9.6.  Expenses................................................................33
9.7.  Severability............................................................33
9.8.  Translation.............................................................33
9.9.  Integration.............................................................33
9.10. Section Headings........................................................34
9.11. Execution Copies; Counterparts..........................................34

SCHEDULES

Schedule 2.5:              Subsidiaries
Schedule 2.6(a):           Pro Forma Financial Statements
Schedule 2.7:              Certain Liabilities
Schedule 2.9(c):           Investments
Schedule 2.9(d):           Real Estate
Schedule 2.10:             Non-Compliance
Schedule 2.11:             Litigation
Schedule 2.13(c):          Certain Tax Matters
Schedule 2.14:             Intellectual Property
Schedule 2.15:             Employee Matters
Schedule 2.16:             Material Contracts
Schedule 2.18:             Affiliate Transactions

                            STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT, dated July 12, 1999, between GenTek Inc., a corporation organized and existing under the laws of Delaware ("GenTek"), and Jenoptik AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, registered with the Commercial Registry of Gera under number HRB 146 (the "Seller").


                                    RECITALS

        A. The Seller owns all of the shares of capital stock of Krone AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, registered with the Commercial Registry at the Amtsgericht Charlottenburg under number HRB 205601 (the "Company"). The Company has a stated capital of DM 64,400,000, represented by 992,619 ordinary shares and 295,381 preference shares, each with a nominal value of DM 50.00 (collectively, the "Shares").

        B. GenTek desires to purchase the Shares from the Seller through a wholly-owned subsidiary designated in accordance with Section 9.4(b) ("the Buyer"), all upon the terms and conditions set forth in this Agreement.

        C. The Seller desires to sell the shares to the Buyer upon the terms and conditions set forth in this Agreement.

        D. Certain capitalized terms used in this Agreement are defined in
Article VIII.

        Now, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I
                         SALE AND PURCHASE OF THE SHARES

        1.1. Sale and Purchase of the Shares. (a) Upon the terms and subject to the conditions set forth in this Agreement, the Seller will sell all of the Shares to the Buyer, and the Buyer will purchase all of the Shares from the Seller, for an aggregate purchase price (the "Purchase Price") of DM 300 million, subject to adjustment as provided in Section 1.3. The Purchase Price will be payable in cash in the manner set forth in Section 1.2.

        (b) Upon the terms and subject to the conditions set forth in this Agreement, GenTek shall cause the Buyer to purchase all of the Shares for the Purchase Price and to perform all its obligations under this Agreement.

        1.2. Closing. The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Oppenhoff & Radler, B-10789 Berlin, Rankestrasse 21, on August 20, 1999, or at such other time or place as the parties may agree. At the Closing:

             (i) The Seller shall deliver and transfer to the Buyer, free and clear of all Liens, stock certificates representing all the Shares, and the Buyer shall accept such stock certificates;

             (ii) The Buyer shall deliver to the Seller, who will accept by official bank check or wire transfer to the bank account designated by the Seller in writing at least three days before the Closing Date, the amount of the Purchase Price; and

             (iii) The Seller shall deliver to the Buyer, and the Buyer shall deliver to the Seller, all the certificates, instruments and other documents required to be delivered pursuant to Article V.

        1.3. Purchase Price Adjustment. (a) As soon as practicable, but in any event prior to August 13, 1999, GenTek and the Seller shall jointly prepare and finalize the audited balance sheet of the Company at June 30, 1999 (the "Company June 30 Balance Sheet"), the audited balance sheet of the Company and its Subsidiaries at June 30, 1999, prepared on a consolidated basis (the "Consolidated June 30 Balance Sheet", and together with the Company June 30 Balance Sheet, the "June 30 Balance Sheets"), and the audited statement of income of the Company, and the audited statement of income of the Company and its Subsidiaries prepared on a consolidated basis, for the six-month period ended on June 30, 1999, each prepared in accordance with GAAP (other than any required notes or appendices) applied on a basis consistent with the Historical Financial Statements, which financial statements shall be accompanied by audit opinions of KPMG Deutsche Treuhard-Gesellschaft GmbH and Deloitte & Touche GmbH.

        (b) In the event GenTek and the Seller in good faith are unable to agree upon the June 30 Balance Sheets by August 13, 1999, each of GenTek and the Seller shall deliver to the Accounting Arbitrator and the other party, in writing on or prior to such date, its reasons for each disputed item and the amount thereof in dispute. The Accounting Arbitrator shall, no later than three days prior to the Closing Date, determine and report to GenTek and the Seller its determination of each disputed item, and such determination and report shall be final and binding on the parties hereto and be used to finalize the June 30 Balance Sheets. The fees and expenses of the Accounting Arbitrator shall be borne equally by the Buyer and the Seller. The Accounting Arbitrator shall be Arthur Andersen, or if such firm is not available, an independent accounting firm mutually acceptable to the Buyer and the Seller.

        (c) The Purchase Price shall be adjusted as follows:

             (i) (A) If the Company June 30 Net Debt is greater than the Company May 31 Net Debt, the Purchase Price shall be reduced by an amount equal to such excess, and (B) if the Company May 31 Net Debt is greater than the Company June 30 Net Debt, the Purchase Price shall be increased by an amount equal to such excess; provided there shall be no adjustment pursuant to this clause (i) unless the difference between the Company June 30 Net Debt and the Company May 31 Net Debt exceeds 5% of the Company May 31 Net Debt;

             (ii) (A) If the Consolidated June 30 Net Debt is greater than the Consolidated May 31 Net Debt, the Purchase Price shall be reduced by an amount equal to such excess, and (B) if the Consolidated May 31 Net Debt is greater than the Consolidated June 30 Net Debt, the Purchase Price shall be increased by an amount equal to such excess; provided there shall be no adjustment pursuant to this clause (ii) unless the difference between the Consolidated June 30 Net Debt and the Consolidated May 31 Net Debt exceeds 5% of the Consolidated May 31 Net Debt;

             (iii) (A) If the Company June 30 Net Equity is greater than the Company May 31 Net Equity, the Purchase Price shall be increased by an amount equal to such excess, and (B) if the Company May 31 Net Equity is greater than the Company June 30 Net Equity, the Purchase Price shall be reduced by an amount equal to such excess; provided there shall be no adjustment pursuant to this clause (iii) unless the difference between the Company June 30 Net Equity and the Company May 31 Net Equity exceeds 5% of the Company May 31 Net Equity; and

             (iv) (A) If the Consolidated June 30 Net Equity is greater than the Consolidated May 31 Net Equity, the Purchase Price shall be increased by an amount equal to such excess, and (B) if the Consolidated May 31 Net Equity is greater than the Consolidated June 30 Net Equity, the Purchase price shall be reduced by an amount equal to such excess; provided there shall be no adjustment pursuant to this clause (iv) unless the difference between the Consolidated June 30 Net Equity and the Consolidated May 31 Net Equity exceeds 5% of the Consolidated May 31 Net Equity;

provided that (x) in giving effect to any adjustment pursuant to clauses (i) through (iv), the effects of double-counting or other duplications of adjustments shall be eliminated and (y) there shall be no adjustment to the Purchase Price under this Section 1.3(c) unless the aggregate net amount of all adjustments pursuant to clauses (i) through (iv) exceeds 5% of the Purchase Price.


                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

       The Seller represents and warrants to GenTek and the Buyer as follows:

        2.1. Authorizations. (a) The Seller has full power and authority to execute and enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The sale and delivery of the Shares, the execution, entry into and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

        (b) No consent or other authorization of, or filing with or notice to, any Person is required by or on behalf of the Seller, the Company or any Subsidiary in connection with the valid execution, entry into or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby.

        2.2. Corporate Existence. The Company is an Aktiengesellschaft duly organized and validly existing under the laws of the Federal Republic of Germany. The Company has full power and authority to carry on its business and operations as presently conducted. The Seller has furnished, or no later than ten days from the date hereof will furnish, the Buyer with (i) a complete and correct copy of the articles of association of the Company as in effect on the date hereof, and (ii) complete and correct copies of the stockholders' registry, and the minute books of all meetings of the shareholders, the supervisory board and the management board of the Company for the past three years.

        2.3. Capital Stock and Ownership. (a) The capitalization of the Company consists solely of the Shares. All of the Shares have been duly authorized and validly issued, are fully paid (without repayments that would require the owner of the Shares to return any amounts to the Company) and are non-assessable. The Seller owns, and on the Closing Date will own, beneficially and of record, all of the Shares free and clear of all Liens. Upon delivery of the stock certificates for the Shares to the Buyer at the Closing, as provided in Section 1.2 of this Agreement, the Buyer will acquire good, valid and marketable title to the Shares, free and clear of all Liens.

        (b) There are no preemptive, conversion or similar rights on the part of any Person with respect to the capital stock of the Company. Except for this Agreement, (i) there are no subscriptions, options, warrants or other agreements or arrangements of any kind, contingent or otherwise, obligating the Seller or the Company to sell or issue, or cause to be sold or issued, any equity interest in the Company, and no authorization therefor has been given, (ii) there are no securities convertible into or exchangeable for any equity interests of the Company, and no authorization therefor has been given, and (iii) neither the Seller nor any other Person has any contractual or other right or obligation to purchase or otherwise acquire any Shares or other equity interests in the Company.

        2.4. No Conflicts. Neither the execution of and entry into this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby will (i) violate, conflict with or result in the breach of, or constitute a default under (A) any provision of the articles of association, articles of incorporation, by-laws or other organizational or constitutive documents of the Seller, the Company or any Subsidiary, (B) any provision of any law or regulation applicable to the Seller, the Company or any Subsidiary, or to which any of their assets is subject, (C) any order, judgment or award of any court, tribunal or governmental authority applicable to the Seller, the Company or any Subsidiary, or to which any of their assets are subject, or (D) any agreement or instrument to which the Seller, the Company or any Subsidiary is subject, or by which any of their assets are subject, except in the case of this clause (D), for violations, breaches or defaults that, individually and in the aggregate, would not have or result in a Material Adverse Effect and would not impair the ability of the Seller to perform its obligations hereunder, or (ii) result in the creation of any Lien upon any assets of the Seller, the Company or any Subsidiary, other than Liens that would not, individually and in the aggregate, materially detract from the values of such assets or materially interfere with the use of such assets or the conduct of the business and operations of the Company and its Subsidiaries.

        2.5. Subsidiaries. (a) Set forth on Schedule 2.5 is a complete and correct list of each Subsidiary, the jurisdiction of organization of each Subsidiary, the capitalization of each Subsidiary, and the stockholders of each Subsidiary and the percentage of shares of capital stock (or other equity securities) of each Subsidiary owned by such stockholders. Each Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Subsidiary has full power and authority to carry on its business and operations as presently conducted. The Seller will furnish to the Buyer, on demand, (i) complete and correct copies of the articles of association, articles of incorporation, by-laws, and other organizational or constitutive documents of each Subsidiary, and (ii) complete and correct copies of the shareholders' registry, and the minute books of all meetings of the stockholders and the board of directors (or other body performing similar functions, including any managing board and supervisory board) of each Subsidiary for the past three years (or since the date of organization, if less).

        (b) All of the shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. All of the shares of capital stock of each Subsidiary are owned, free and clear of all Liens, by the Persons named on Schedule 2.5 and in the amounts set forth thereon.

        (c) There are no preemptive, conversion or similar rights on the part of any Person with respect to the capital stock of any Subsidiary. There are no subscriptions, options, warrants or other agreements or arrangements of any kind, contingent or otherwise, obligating the Seller, the Company or any Subsidiary to sell or issue, or cause to be sold or issued, any equity interest in any Subsidiary, and no authorization therefor has been given; there are no securities convertible into or exchangeable for any equity interests of any Subsidiary, and no authorization therefor has been given; and neither the Seller nor any other Person has any contractual or other right or obligation to purchase or otherwise acquire any equity interests in any Subsidiary.

        2.6. Financial Statements. (a) The Seller has furnished the Buyer with true and correct copies of the audited unconsolidated balance sheets of the Company, and the audited balance sheets of the Company and its Subsidiaries prepared on a consolidated basis, at December 31, 1997 and 1998, and the related audited unconsolidated and consolidated statements of income for the fiscal years ending on such dates, and all appendices and notes thereto. Set forth on
Schedule 2.6(a) are true and correct copies of (i) the unaudited balance sheet of the Company at May 31, 1999 (the "Company May 31 Balance Sheet") and the unaudited balance sheet of the Company and its Subsidiaries at May 31, 1999 prepared on a consolidated basis (the "Consolidated May 31 Balance Sheet", and together with the Company May 31 Balance Sheet and the financial statements, including the appendices and notes thereto, referred to in the preceding sentence, the "Historical Financial Statements"), and (ii) the unaudited pro forma balance sheet of the Company and its Subsidiaries at May 31, 1999, and the unaudited pro forma statements of income of the Company and its Subsidiaries for the year ended December 31, 1998, and the five-month period ended on May 31, 1999, in each case prepared on a consolidated basis (collectively, the "Pro Forma Financial Statements"); and Schedule 2.6(a) contains the pro forma adjustments for, and the description of the assumptions used in, the preparation of the Pro Forma Financial Statements.

        (b) The Historical Financial Statements give a true and fair view of the financial position and the results of operations of the Company and its Subsidiaries at the dates and for the periods to which they relate, and have been prepared in accordance with GAAP, consistently applied throughout the periods presented in the Historical Financial Statements. The Pro Forma Financial Statements (i) have been prepared in accordance with GAAP and on a basis consistent with the Historical Financial Statements (except for the pro forma adjustments specified in Schedule 2.6(a)),
(ii) have been prepared on the basis of reasonable assumptions, and (iii) give a true and fair view of the historical financial position and the results of operations of the Company and its Subsidiaries excluding the WLL Business. The Financial Statements reflect all liabilities (whether absolute, accrued, contingent or otherwise) of the Company and its Subsidiaries required to be recorded thereon or in the appendices or notes thereto in accordance with GAAP as at the respective dates thereof, except that the Pro Forma Financial Statements do not reflect any such liabilities with respect to the WLL Business.

        (c) Except as specifically identified therein, the statements of income included in the Financial Statements do not contain any undisclosed items of special or non-recurring income or loss. The statements of income included in the Financial Statements reflect all the material costs and expenses incurred
(i) in connection with the business and operations of the Company and its Subsidiaries, as presently conducted and (except for the WLL Business) as will be conducted at the Closing, and (ii) in generating the revenues reflected in the Financial Statements in each case for the periods covered thereby.

        (d) Except for the WLL Business as reflected in the Pro Forma Financial Statements or as otherwise disclosed in Schedule 2.6(a), the balance sheets and statements of income included in the Financial Statements do not reflect the assets or operations of any entity or business that will not constitute a part of the business and operations of the Company and its Subsidiaries at the Closing.

        2.7. Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability of any nature (whether absolute, accrued, contingent or otherwise), except (i) as set forth in Schedule 2.7, (ii) as and to the extent reflected in this Agreement or in the Financial Statements, and
(iii) for liabilities that have been incurred in the ordinary course of business consistent with past practice since May 31, 1999 and that would not, individually and in the aggregate, have or result in a Material Adverse Effect.

        2.8. Absence of Changes. (a) Since May 31, 1999, (i) the Company and each Subsidiary has conducted its business and operations only in the ordinary course and in a manner consistent with past practice, and (ii) no event or condition has occurred or existed, or would reasonably be expected to occur or exist, that, individually or in the aggregate, would have or result in a Material Adverse Effect.

        (b) Since May 31, 1999, the Company has not authorized, declared, set aside, made or paid any dividend or other distribution in respect of its capital stock (direct or hidden) or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock.

        2.9. Assets. (a) The Company and the Subsidiaries own, or otherwise have full and legally enforceable rights to use, all the assets (real or personal, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to their business and operations (including all the assets reflected in the Financial Statements or acquired since December 31, 1998, other than those disposed of in the ordinary course of business), in each case free and clear of all Liens, other than Liens that would not in the ordinary course of business of the Company and its Subsidiaries, individually and in the aggregate, materially detract from the values of such assets or materially interfere with the use of such assets or the conduct of the business and operations of the Company and the Subsidiaries.

        (b) The Company and each Subsidiary has maintained all its tangible assets in good and normal operating condition, and all such assets are free and clear from all defects in all material respects, ordinary wear and tear excepted, and all such tangible assets are fully adequate and suitable for the purposes for which they are presently used.

        (c) Neither the Company nor any Subsidiary owns any shares of capital stock or other securities of, or any interest in, any other Person, except as set forth in Schedule 2.9(c) or Schedule 2.5.

        (d) Set forth on Part A of Schedule 2.9(d) is a complete and correct list and description of all real property (including land and buildings) owned by the Company or any Subsidiary. Set forth on Part B of Schedule 2.9(d) is a complete and correct list of real property leases, subleases and occupancy agreements that involve the payment of more than DM 300,000 in any 12-month period (except upon termination by the Company or a Subsidiary permitted under the lease without resulting in the payment of any penalty, fees, damages or other amounts to any party thereto) to which the Company or a Subsidiary is a party (whether as lessee or leasor) or pursuant to which the Company or a Subsidiary uses or occupies any real property in connection with, necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries.

        2.10. Compliance with Laws and Other Instruments. (a) Except as set forth on Schedule 2.10, neither the Company nor any Subsidiary has violated or breached, or been in default under, or is in violation or breach of, or in default under (i) any provision of its articles of association, articles of incorporation, by-laws or other organizational or constitutive documents, (ii) any provision of any law or regulation applicable to it or to which any of its assets is subject (including laws and regulations relating to health and safety matters, environmental protection and pollution control), (iii) any order, judgment or award of any court, tribunal or governmental authority applicable to it or to which any of its assets is subject, or (iv) any agreement or instrument to which it is a party or to which any of its assets is subject, except for violations, breaches or defaults that, individually and in the aggregate, would not have or result in a Material Adverse Effect.

        (b) The Company and each Subsidiary has all permits, licences and other authorizations of governmental authorities that are required for the conduct of its business and operations as presently conducted (including permits, licenses and other authorizations relating to health and safety matters, environmental protection and pollution control); and the Company and each Subsidiary is, and at all times has been, in compliance with the provisions of such permits, licenses and authorizations, except for such failures so to comply that, individually and in the aggregate, would not have or result in a Material Adverse Effect. No consent or authorization of, or filing with or notice to, any governmental authority is required with respect to any such permit, license or authorization as a result of the transactions contemplated by this Agreement; none of the terms and conditions of any such permit, license or authorization will be subject to termination or modification as a result of the acquisition of the Company by the Buyer and the transactions contemplated by this Agreement; and neither the Buyer nor the Company nor any Subsidiary will be required to pay any fees or make other payments with respect to any such permit, license or authorization as a result of the acquisition of the Company by the Buyer and the transactions contemplated by this Agreement.

        2.11. Litigation. Set forth on Schedule 2.11 is a complete and correct list of all actions, proceedings and investigations pending or (to the knowledge of the Seller, the Company or any Subsidiary) threatened against or involving the Company or any Subsidiary before any court, tribunal or governmental authority. There is no claim, action, proceeding or investigation pending or (to the knowledge of the Seller, the Company or any Subsidiary) threatened against or involving the Seller, the Company or any Subsidiary before any court, tribunal or governmental authority that (i) questions the validity of, or the obligations of the Seller under, this Agreement, (ii) seeks to impede, enjoin or invalidate the transactions contemplated hereby, or (iii) would have or result in, either in any case or in the aggregate, a Material Adverse Effect (in each case, if adversely determined and without regard to whether the matter in question is covered by insurance or any indemnity, contribution or similar agreement or arrangement by or with any other Person). There are no outstanding orders, judgments, awards, decrees or injunctions issued by any court, tribunal or governmental authority against the Company or any Subsidiary or any of their assets.

        2.12. Environmental Matters. There are no past events or actions or present conditions or circumstances that would prevent the compliance by the Company and each

Subsidiary, in the ordinary course and without incurring material costs and expenses, with laws and regulations in effect prior to or on the Closing Date relating to health and safety matters, environmental protection or pollution control. No condition or circumstance has existed or exists, and none of the Seller, the Company or any Subsidiary has caused or taken any action, that would result in any material liability or obligation on the part of the Company or any Subsidiary relating to (i) environmental conditions on or under any real property (including air, soil and groundwater conditions at any real property) owned or used by the Company or any Subsidiary, whether currently or in the past, or (ii) the past or present use, handling, transport, storage or release of pollutants, chemicals or industrial, toxic or hazardous substances or wastes. None of the employees or other personnel of the Company or any Subsidiary has been exposed to, or has come into contact with, any pollutants, chemicals or industrial, toxic or hazardous substances or wastes that would result in any liability or obligation on the part of the Company or any Subsidiary.

        2.13. Taxes. (a) All Tax Returns relating to each member of the Company Group or the business or assets of any such member that were required to be filed have been duly and timely filed and are correct and complete in all respects; all Taxes shown as owing on such Tax Returns have duly and timely been paid; and no member of the Company Group is the beneficiary of any extension of time within which to file any Tax Return.

        (b) All Taxes relating to any member of the Company Group or chargeable as a lien upon its assets have been duly and timely paid; each member of the Company Group has duly and timely withheld all Taxes required to be withheld in connection with the business or assets of such member, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose; and the Historical Financial Statements reflect an adequate reserve for all Taxes payable or asserted to be payable by the Company Group for all taxable periods or portions thereof through the date of the Historical Financial Statements.

        (c) The composition of the Company's and the German Subsidiaries' equity baskets (verwendbares Eigenkapital) and the Company's and the German Subsidiaries' net operating loss carryforwards (steuerliche Velustvortrage) for German corporate tax and trade tax purposes as of December 31, 1997 are the amounts set forth on Schedule 2.13(c). The Company's free capital reserve (freie Kapitalrucklage) for purposes of Section 272, para. 2, no. 4 of the German Commercial Code is, as of June 30, 1999, DM 51,932,000.

        (d) No member of the Company Group is a party to or is bound by or has any obligation under any tax allocation, sharing (Konzernsteuerumlage), indemnity or similar agreement or arrangement with the Seller or Seller or any Affiliate of the Seller, any prior owner of any member of the Company Group, or any acquiror of the WLL Business.

        (e) Since January 1, 1997, the Shares have been continually held by German tax residents as part of their respective business assets, and previous sales or transfers hereof, if any, have been subject to capital gain taxation. The Shares are not subject to any restrictions under 'SS'50(c) of the German Income Tax Act. The sale and transfer of the Shares pursuant to this Agreement will not be subject to any restrictions under 'SS' 50(c) of the German Income Tax Act.

        2.14. Intellectual Property. (a) Set forth on Schedule 2.14 is a complete and correct list, and description of the geographic coverage, of all patents, copyrights, service marks, trademarks and tradenames (including any with respect to which a registration or application to register or renew the registration has been filed or is being effected) (i) owned by the Company or any Subsidiary (in Part A of Schedule 2.14), and (ii) licensed by the Company or a Subsidiary in connection with the conduct of its business or operations (in Part B of Schedule 2.14).

        (b) Neither the Seller, the Company nor any Subsidiary has knowledge of
(i) any notice or claim or other indication (nor has any basis for believing) that the rights of the Company and its Subsidiaries in the Intellectual Property used by the Company or any Subsidiary in the conduct of its business and operations are not valid or enforceable, or (ii) any infringement by the Company or any Subsidiary of any Intellectual Property owned or used by any Person. Neither the Seller, the Company nor any Subsidiary has knowledge or other indication of any infringement by any Person of any Intellectual Property of the Company or any Subsidiary; and to the knowledge of the Seller, the Company and the Subsidiaries, neither the Company nor any Subsidiary has taken any action or omitted to take any action which action or omission would waive, or result in the waiver of any of its rights with respect thereto, including the due registration or filing of all applicable Intellectual Property owned, used or held for use by the Company or any Subsidiary and the maintenance of the secrecy of all confidential Intellectual Property.

        2.15. Employees. (a) Set forth on Schedule 2.15 is a complete and correct list of (i) all members of the workers' and economics' councils of the Company and each German Subsidiary and (ii) all members of the board of directors (or other body performing similar function, including any managing board and supervisory board) of each Subsidiary. Each such member has been duly elected, and the Company and the Subsidiaries are, and at all times have been, in compliance with the rules and regulations pertaining to meetings of, and the consultation processes with, such workers' and economics' councils.

        (b) Since January 1, 1994, there has not occurred any strike, slowdown, picketing, work stoppage or other similar labor activity with respect to any employees of the Company or any Subsidiary.

        (c) Except as set forth in Schedule 2.15, neither the Company nor any Subsidiary has terminated, or proposed to terminate, any employees for economic or financial reason, or adopted or implemented, or proposed to adopt or implement, settlement of interests or a social plan for termination of employees or such number of employees that would require, under applicable laws and regulations, the adoption or implementation of a social plan.

        2.16. Material Contracts. (a) Set forth on Schedule 2.16 is a complete and correct list or description of all agreements, commitments and understandings (whether written or oral) to which the Company or any Subsidiary is a party or to which any of their assets (tangible or intangible) are bound and that (i) involve or would involve the expenditure by any party thereto of more than DM 15 million in the aggregate, or (ii) require or would require performance by any party thereto (except upon termination by the Company or a Subsidiary permitted under the agreement, commitment or understanding without resulting in the payment of any penalty, fees, damages or other amounts to any party thereto) for more than 24 months from the date hereof (collectively, "Material Contracts"). The Seller has delivered, or no later than ten days from the date hereof will deliver, to the Buyer complete and correct copies of all written Material Contracts and accurate descriptions of all material terms of all oral Material Contracts.

        (b) All Material Contracts are in full force and effect in all material respects, and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not have a Material Adverse Effect. There does not exist any material default or event or condition that, after notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary or (to the best knowledge of the Seller, the Company or any Subsidiary) by any party thereto. None of the rights of the Company or any Subsidiary under any Material Contract will be subject to termination or modification as a result of the acquisition of the Company by the Buyer or the transactions contemplated by this Agreement.

        2.17. Product Liability. Neither the Company nor any Subsidiary has any obligation or liability of any nature (whether based on strict liability, negligence, breach of warranty, breach of contract or otherwise) in respect of any product (including components of products) sold, designed, produced, packaged, repackaged or labeled, or services rendered, prior to the Closing by or on behalf of the Company or any Subsidiary that (i) is not fully and adequately covered by insurance policies of the Company and its Subsidiaries or by indemnity, contribution or similar agreement or arrangements or with other Persons, and (ii) is not otherwise fully and adequately reserved against on the books of the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with the Financial Statements.

        2.18. Transactions with Affiliates. Except as set forth on Schedule 2.18, neither the Company nor any Subsidiary has, directly or indirectly, acquired any asset (real or personal, tangible or intangible) or obtained any service from, or disposed of any asset or furnished any service to, or entered into any agreement, commitment or understanding with, (i) the Seller or any Affiliate of the Seller, (ii) any director, officer or employee of the Seller or any Affiliate of the Seller, or (iii) any associate, relative (as defined in Section 15 of the German Tax Code) or other related party of any Person referred to in clause (i) or (ii). Except as set forth on Schedule 2.18, none of the Persons named in clauses (i), (ii) or (iii) of the preceding sentence, directly or indirectly, (x) owns any interest in any asset used or held for use in connection with the business and operations of the Company or any Subsidiary,
(y) owns or has any interest in a supplier, customer or competitor of the Company or any Subsidiary, or (z) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, the Company or any Subsidiary.

        2.19. Year 2000. The Company and the Subsidiaries have implemented a plan that will satisfactorily eliminate the Year 2000 Problem with respect to the Company and the Subsidiaries prior to October 1, 1999; there is no event, condition or circumstance that would prevent the Company or any Subsidiary from implementing such plan in the ordinary course; the costs and expenses of completing the implementation of such plan and eliminating the Year 2000 Problem with respect to the Company and the Subsidiaries will not exceed DM 2.5 million; and the Year 2000 Problem will not have or result in a Material Adverse Effect. "Year 2000 Problem" means any risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

        2.20. Brokers; Bonuses. The transactions contemplated by this Agreement have been carried on by and on behalf of the Seller in such a manner so as not to give rise to any valid claim by any Person (including any investment banker, finder, broker or other intermediary) against GenTek, the Buyer, the Company or any Subsidiary for any fee, commission or similar compensation as a result of the transactions contemplated by this Agreement. No director, officer, or employee of the Company or a Subsidiary is entitled to any bonus, or has a claim to seek a bonus, as a result of the consummation of the transactions contemplated by this Agreement.

        2.21. Disclosure. This Agreement, and each certificate or other instrument or document furnished by or on behalf of the Seller, the Company, any Affiliate of the Seller or the Company, or any representative or agent of the Seller to the Buyer, any Affiliate of the Buyer, or any representative of the Buyer, pursuant to this Agreement or in connection herewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither the Seller nor the Company, nor any Affiliate of the Seller or the Company, knows of any fact or circumstance (other than matters of general economic or political nature that do not uniquely affect the business and operations of the Company or its Subsidiaries) that would reasonably be expected to have or result in a Material Adverse Effect.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF GENTEK

        GenTek represents and warrants to the Seller as follows:

        3.1. Authorizations. (a) GenTek has full power and authority to execute and enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Upon its designation as the Buyer under this Agreement, the Buyer will have full power and authority to perform its obligation hereunder and to consummate the transactions contemplated hereby. The purchase of and payment for the Shares, the execution, entry into and performance of this Agreement, and the consummation of the transactions contemplated hereby have been authorized by all requisite actions of GenTek and will be duly authorized by all requisite actions of the Buyer upon its designation as the Buyer under this Agreement. This Agreement constitutes the legal, valid and binding obligation of GenTek, enforceable against it in accordance with its terms. Upon its designation as the Buyer under this Agreement, this Agreement will constitute the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

        (b) Except for the consents, authorizations and filings set forth in
Section 5.1, no consent or other authorization of, or filing with or notice to, any Person is required by or on behalf of GenTek or the Buyer in connection with the valid execution, entry into or performance of this Agreement by GenTek and the Buyer or the consummation by GenTek and the Buyer of the transactions contemplated hereby.

        3.2. Corporate Existence; Ownership of the Buyer. (a) GenTek is a corporation duly organized and validly existing under the laws of Delaware. The Buyer will be a company duly organized and validly existing under the laws of its jurisdiction of organization. GenTek has full power and authority to carry on its business and operations as presently conducted, and the Buyer will have full power and authority to carry on its business and operations.

        (b) At the Closing, GenTek will, directly or indirectly, own all the shares of capital stock of the Buyer, free and clear of all Liens, and all of such shares will be duly authorized and validly issued and fully paid and non-assessable. At the Closing, no Person will have any contractual or other right or obligation to purchase or acquire any shares of capital stock or other equity interest in the Buyer. All of the directors and officers of the Buyer will be elected by GenTek and will be officers or employees of GenTek or its Affiliates.

        3.3. No Conflicts. Neither the execution of and entry into this Agreement by GenTek nor the consummation by GenTek and the Buyer of the transactions contemplated hereby will violate, conflict with or result in the breach of, or constitute a default under (i) any provision of the articles of incorporation, by-laws, or articles of association, or other organizational or constitutive documents of GenTek or the Buyer, (ii) any provision of any law or regulation applicable to GenTek or the Buyer, (iii) any order, judgment or award of any court, tribunal or governmental authority applicable to GenTek or the Buyer, or (iv) any agreement or instrument to which GenTek or the Buyer is subject, except in the case of this clause (iv), for violations, breaches and defaults that, individually and in the aggregate, would not impair the ability of GenTek or the Buyer to perform its respective obligations hereunder.

        3.4. Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of GenTek threatened against or involving GenTek or any of its Affiliates before any court, tribunal or governmental authority that
(i) questions the validity of or the obligations of GenTek or the Buyer under this Agreement, or (ii) seeks to impede, enjoin or invalidate the transactions contemplated hereby.

        3.5. Brokers. The transactions contemplated by this Agreement have been carried on by and on behalf of GenTek in such a manner so as not to give rise to any valid claim by any Person (including any investment banker, finder, broker or other intermediary) against the Seller, the Company or any Subsidiary for any fee, commission or similar compensation as a result of the transaction contemplated by this Agreement.

                                   ARTICLE IV
                                    COVENANTS

        4.1. Conduct of the Business. Except as consented to by GenTek in writing or set forth in Section 4.10 or 4.11, from the date hereof to the Closing Date, the Seller shall cause the Company and its Subsidiaries to conduct their business and operations only in the ordinary course consistent with past practice. The Seller shall promptly notify GenTek of any event, condition or circumstance that, individually or in the aggregate, would have or result in a Material Adverse Effect.

        4.2. Access and Information. From the date hereof to the Closing Date, the Seller shall (i) afford, and shall cause the Company to afford, GenTek and its representatives reasonable access to all the facilities and books and records of the Company and its Subsidiaries, during normal business hours and upon the reasonable request of GenTek, (ii) furnish GenTek and its representatives with all the financial and operating data and other information with respect to the business and operations of the Company and its Subsidiaries that the Seller and its Affiliates have in their possession, (iii) instruct the employees of the Seller, its Affiliates, the Company and its Subsidiaries, and counsel, financial advisors and accountants of the foregoing, to cooperate with GenTek and its representatives with their investigation of the Company and its Subsidiaries, and (iv) keep, and shall cause the Company to keep, GenTek generally informed as to the business and operations of the Company and its Subsidiaries.

        4.3. No Solicitation. Neither the Seller nor any of its Affiliates or agents shall, directly or indirectly, (i) solicit or encourage any inquiries or proposals for, or continue or enter into any discussions with respect to, the acquisition by any Person of any shares of capital stock of the Company or any Subsidiary or any assets of the Company or its Subsidiaries (other than in the ordinary course of business consistent with past practice), or (ii) furnish or cause to be furnished to any Person any non-public information concerning the Company or any Subsidiary or any of their assets, other than in the ordinary course of business or as required by applicable laws and regulations and in each case after prior notice to and consultation with GenTek.

        4.4. Public Announcements. The Seller and GenTek shall cooperate and consult with each other before issuing any press release or otherwise working any public statement or announcement with respect to this Agreement or the transactions contemplated hereby.

        4.5. Confidentiality of Information. (a) The Seller shall not, and shall cause its Affiliates not to, and officers, directors and employees of the Seller and its Affiliates not to, use for any purpose or disclose to any Person any proprietary information relating to the Company or any Subsidiary, their business and operations, or any of their assets, except as required by applicable laws or regulations or except in the ordinary course of business consistent with past practice. In the event the Seller or any of its Affiliates is required to disclose any such information under any law or regulation, such Person shall, to the extent practicable, promptly notify GenTek of such requirement so that GenTek or the Company may seek an appropriate protective order or injunctive relief.

        (b) Prior to the Closing, GenTek shall not, and shall cause its Affiliates not to, and officers, directors and employees of GenTek and its Affiliates not to, use for any purpose or disclose to any Person any proprietary information relating to the Company or any Subsidiary, their business and operations, or any of their assets, except as required by applicable laws or regulations. In the event GenTek or any of its Affiliates, including the Buyer, is required to disclose any such information under any law or regulation, such Person shall, to the extent practicable, promptly notify the Seller of such requirement so that the Seller or the Company may seek an appropriate protective order or injunctive relief.

        4.6. Transitional Administrative Services. (a) For a period of three months following the Closing Date, the Seller shall continue to furnish to the Buyer and the Company, as and when reasonably requested by the Buyer, the administrative services and assistance provided by the Seller and its Affiliates to the Company and the Subsidiaries prior to the Closing (the "Transitional Services"), including the following services: legal, tax and accounting support services; data and information processing; human resources management and employee benefits administration; payroll services; billing and collection of accounts receivable; medical services; and insurance purchasing and claims administration services.

        (b) The Buyer shall, or shall cause the Company to, reimburse the Seller for all its reasonable out-of-pocket costs and expenses incurred in connection with providing the Transitional Services. All amounts payable under this Section
4.6 shall be stated and paid in Deutsche Marks. The Seller shall invoice all amounts owed by the Buyer or the Company under this Section 4.6 monthly, which invoices shall set forth in reasonable detail the Transitional Services rendered by the Seller and the Seller's out-of-pocket costs and expenses relating thereto. The Buyer shall pay, or shall cause the Company to pay, all such invoices within 30 days following receipt thereof by wire transfer to such bank account as the Seller may designate in the respective invoice.

        4.7. Non-Competition. Prior to the fifth anniversary of the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control, participate or have any interest in any Person that (i) produces, manufactures, supplies, sells or distributes wire, cable or connectivity devices for voice, data or telecommunications networks (whether public or private) and devices, or (ii) designs, plans, constructs or installs telecommunications systems; provided that this Section 4.7 shall not prevent the Seller or its Affiliates from (x) owning, solely as an investment, securities of a publicly traded company so long as the Seller and its Affiliates do not own or control, in the aggregate, more than 10% of any class of securities of such company, or (y) owning, managing, operating, controlling, participating or having an interest in the WLL Business.

        4.8. Record Retention by the Seller. (a) The Seller shall, and shall cause its Affiliates to, retain all books and records relating to the Company and its Subsidiaries in accordance with the Seller's record retention policies as currently in effect. During the six-year period following the Closing Date (or a longer period, if required by applicable law), the Seller shall not dispose of any such books and records not required to be retained under such policies without prior notice to the Buyer and offering to provide such books and records to the Buyer at the Buyer's expense.

        (b) On and after the Closing Date, Seller will afford promptly to Buyer and its representatives access upon reasonable notice and at reasonable times to its books of account, financial and other records, employees and auditors to the extent necessary or useful for the Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company and its Subsidiaries; provided that any such access by the Buyer shall not unreasonably interfere with the conduct of the business of the Seller or its Affiliates.

        4.9. Use of Names and Marks. (a) To the extent that at the Closing the trademarks, service marks, brand names or trade, corporate or business names of the Seller are used by the Company on stationary, invoices, packaging material, promotional material, products, software or similar material or appear on the Company's inventory, the Company and its Subsidiaries may use or sell such material and inventory, without alteration or modification, until three months after the Closing Date.

        (b) Seller shall not, and shall cause its Affiliates and the acquirer of the WLL Business not to, directly or indirectly, use or grant any license in, or the right to use to any Person, anywhere in the world, any trademark, service mark or trade, brand or business name used by the Company or any Subsidiary (including any designs associated therewith and registration or application for registration or renewal thereof), including the trademarks or trade names Krone, ElkoPlus, LSAT-Plus and other Intellectual Property set forth on Schedule 2.14; except that this Section 4.9(b) shall not prevent the sale or other transfer of current inventory of the WLL Business bearing the "Krone" trademarks or trade name until two years from the consummation of the WLL Disposition.

        4.10. Change of Fiscal Year. (a) The Seller shall, on demand of GenTek, use reasonable efforts to cause the Company and each German Subsidiary (i) to obtain the necessary approvals of the tax authorities in the Federal Republic of Germany to terminate each such company's fiscal year on or promptly after the Closing Date, (ii) to amend the articles of association of each such company to have its current fiscal year end on or promptly after the Closing Date, and
(iii) to register, on or promptly after the Closing Date, the change of each such company's fiscal year in the Commercial Registry at the Amtsgericht Charlottenburg.

        4.11. Termination of Intercompany Agreements. (a) On the Closing Date, the Seller shall terminate, effective for tax purposes as of January 1, 1999 and for other purposes as of the Closing, the Profit and Loss Transfer and Control Agreement (Beherrschungs-und Ergebnisabfuhrungsvertrag) between the Seller and the Company, and parties shall cause the Company to register such termination in the Commercial Registry at the Amtsgericht Charlottenburg.

        (b) Except as otherwise provided in Section 4.11(c), effective as of the Closing Date, all intercompany agreements, commitments and understandings between the Seller and its Affiliates (other than the Company or any Subsidiary), on the one hand, and the Company and the Subsidiaries, on the other hand, shall terminate and be of no further force or effect, and no party shall have any right or obligation thereunder after the Closing. The Seller shall cause the Company and its Subsidiaries to consent to the termination of all such intercompany agreements, commitments and understandings as of the Closing, with no liability to the Seller as a result of such termination (except as otherwise provided in this Agreement).

        (c) The Seller shall use its best efforts to cause all intercompany accounts receivable and payable between the Seller and its Affiliates (other than the Company or any Subsidiary), on the one hand, and the Company and the Subsidiaries, on the other hand, to be paid in full at or prior to the Closing. All such intercompany accounts receivable and payable not paid pursuant to the preceding sentence shall be paid as promptly as practical (but in any event within ten days) following the Closing Date.

        4.12. Supplements to Certain Schedules. If the Seller determines that any of Schedule 2.9(d), 2.10, 2.11, 2.14 or 2.16 to this Agreement does not adequately reflect any information required to be reflected thereon pursuant to the applicable representation or warranty, the Seller may modify or supplement such Schedule or Schedules by delivery of the Schedule(s), as modified or supplemented, to GenTek no later than 15 days from the date of this Agreement. Any such modification or supplement to such Schedule(s) shall form part of this Agreement, unless GenTek shall have notified the Seller, no later than [ten] days after receipt thereof, that such modification or supplement is not satisfactory to GenTek in its reasonable judgment. If GenTek so notifies the Seller, then GenTek and the Seller shall discuss in good faith how to modify or supplement such Schedule(s) to reflect appropriately the information required to be reflected thereon.

        4.13. Further Actions. (a) Each of the Seller, GenTek and the Buyer shall use its best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary or desirable to consummate the transactions contemplated by this Agreement, including the satisfaction by the Seller of all the conditions contained in Section 5.3 and the satisfaction by GenTek and the Buyer of all the conditions contained in Section 5.2.

        (b) Each of the Seller, GenTek and the Buyer shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all registrations, applications, notifications and information required to be filed or supplied by such party pursuant to applicable laws or regulations in connection with this Agreement and the consummation of the transactions contemplated hereby or otherwise to carry out the intent and purposes of this Agreement, including (i) to notify the supervisory board of the Company and the appropriate workers, operations, economics and similar councils of the Company and the Subsidiaries, and to complete the required information or consultation processes with such councils, (ii) to obtain the clearance of the German Cartel Office, (iii) to notify the appropriate U.S. governmental authorities under the HSR Act, (iv) to obtain clearance under the Australian Foreign Acquisitions and Takeovers Act, and (v), if required under the laws or regulations of the United Kingdom or Australia, the approval of the U.K. Panel on Takeovers and Mergers and the Australian Competition and Consumer Commission, as the case may be.

        4.14. Further Assurances. From time to time after the Closing, the Seller, GenTek and the Buyer shall, each at its own expense, execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and take such other actions, as may be reasonably requested by the other party to render effective the consummation of the transactions contemplated by this Agreement or otherwise to carry out the intent and purposes of this Agreement.


                                    ARTICLE V
                              CONDITIONS PRECEDENT

        5.1. Conditions to Obligations of Each Party. The obligations of the Seller, GenTek and the Buyer to consummate the transactions contemplated by the Closing shall be subject to the fulfillment, or waiver by the Seller and GenTek, on or prior to the Closing Date, of each of the following conditions:

             (i) All actions by or in respect of, or filings with or notices to, any governmental authority necessary to effect the transactions contemplated by the Closing shall have been taken or made, including receipt of clearance (A) of the German Cartel Office, (B) under the HSR Act (or the expiration of the applicable waiting period), (C) under the Australian Foreign Acquisitions and Takeovers Act, and (D), if required under the laws or regulations of the United Kingdom or Australia, of the U.K. Panel on Takeovers and Mergers and the Australian Competition and Consumer Commission, as the case may be.

             (ii) No action or proceeding shall be pending by any Person on the Closing Date before any court, tribunal or administrative or regulatory authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or to recover any material damages or to obtain other material relief as a result of such transactions.

        5.2. Additional Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by the Closing shall be subject to the fulfillment, or waiver by the Seller, on or prior to the Closing Date, of each of the following additional conditions:

             (i) All representations and warranties of GenTek and the Buyer contained in this Agreement shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of the Closing Date.

             (ii) GenTek and the Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by them on or prior to the Closing Date.

        5.3. Additional Conditions to the Obligations of GenTek and the Buyer. The obligations of GenTek and the Buyer to consummate the transactions contemplated by the Closing shall be subject to the fulfillment, or waiver by GenTek and the Buyer, on or prior to the Closing Date, of each of the following additional conditions:

             (i) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of the Closing Date.

             (ii) The Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Seller on or prior to the Closing Date.

             (iii) The WLL Disposition shall have been completed in a manner that would not impose any liability (including any contingent obligation) or restriction on the Company and its Subsidiaries.

             (iv) The Company shall have employment agreements, binding as of the Closing Date and in form and substance satisfactory to GenTek, with a limited number of key employees specified by GenTek on demand.

             (v) The Buyer shall have received, on demand, the shareholders' registry, registry of minutes of meetings of shareholders, managing board, supervisory board, and the board of directors and all other statutory books and records of the Company and each Subsidiary.


                                   ARTICLE VI
                                   TAX MATTERS

        6.1. Indemnification for Tax Matters. The Seller shall indemnify, defend and hold harmless each Buyer Indemnitee from, against and with respect to, and shall pay and reimburse them for, (i) any liability for Taxes imposed on any member of the Company Group with respect to the Pre-June 30 Tax Period, to the extent such liability exceeds the provision therefor on the Consolidated June 30 Balance Sheet as finally determined in accordance with Section 1.3, and (ii) any liability for Taxes of the Seller or any other entity which is or has been affiliated with any member of the Company Group. For purposes of clause (i) of the preceding sentence, in the case of a tax period beginning before and ending after June 30, 1999 real and personal property Taxes shall be apportioned to the Pre-June 30 Tax Period on a per diem basis and all other Taxes shall be apportioned to the Pre-June 30 Tax Period based upon the interim closing of the books method. The determination of the amount of any liability for Taxes for purposes of this Section 6.1 shall be made without regard to the benefit of any carryback of any net operating loss or tax credit from a tax period beginning after June 30, 1999 to a Pre-June 30 Tax Period.

        6.2. Procedural Matters. Each of the Buyer and the Seller shall promptly notify the other in writing within 20 business days of receipt of written notice of any pending or threatened audit of, or assessment against, the Company or any of its Subsidiaries relating to any Pre-June 30 Tax Period. The Buyer shall have the right to control, and to represent the interests of the Company and its Subsidiaries in, any such audit or related administrative or court proceeding; provided that the Buyer shall not (and shall not permit the Company or any of its Subsidiaries to) compromise or settle any issue relating to Taxes for which the Seller is responsible under Section 6.1 without the Seller's prior written consent, which consent shall not be unreasonably withheld; provided further that Buyer shall permit Seller to participate at Seller's own expense in any such audit or proceeding.

        6.3. Tax Refunds. Buyer shall cause the Company and the Subsidiaries to remit to Seller any refund of Taxes for which Seller is responsible pursuant to
Section 6.1, but only to the extent of any refund actually received by Buyer, the Company or a Subsidiary and then only to the extent that the cumulative amount of such refunds actually received with respect to such Taxes are in excess of 5% of the Purchase Price as finally determined. Notwithstanding the preceding sentence, Buyer shall not be obligated to remit any such refund to the extent such refund is attributable to the carryback of any net operating loss or tax credit or other tax benefit from a period beginning after June 30, 1999 to a pre-June 30 Tax Period.


                                   ARTICLE VII
                                 INDEMNIFICATION

        7.1. Indemnification by the Seller. The Seller shall indemnify and hold harmless each Buyer Indemnitee from, against and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements incurred in investigating or defending any of the foregoing or in asserting, preserving or enforcing any rights under this Agreement), whether or not resulting from third-party claims (each of the foregoing a "Loss", and collectively "Losses"), arising out of or as a result of (i) any inaccuracy of any representation or warranty made by the Seller in this Agreement, (ii) any breach by the Seller of any of its covenants or obligations in this Agreement, or (iii) the WLL Disposition or the ownership or conduct of the WLL Business or the ownership or use of any asset of the WLL Business; provided that for any Loss resulting in a reduction in the Purchase Price pursuant to Section 1.3, the Seller's indemnification obligation under this Section 7.1 with respect to such Loss shall be limited to the excess of the amount of such Loss over the amount of the reduction in the Purchase Price.

        7.2. Indemnification by GenTek and the Buyer. GenTek and the Buyer shall, jointly and severally, indemnify and hold harmless the Seller from, against and with respect to any and all Losses arising out of or as a result of
(i) any inaccuracy of any representation or warranty made by GenTek or the Buyer in this Agreement, or (ii) any breach by GenTek or the Buyer of any covenant or obligation of GenTek or the Buyer in this Agreement.

        7.3. Period for Making Claims. Any and all claims for Losses arising out of or as a result of any inaccuracy of any representation or warranty contained in this Agreement may be made only until December 15, 2000, except that any such claims with respect to any representation or warranty contained in (i) Section
2.13 may be made at any time until the later of 60 days after the expiration of the relevant statute of limitations and three months after an official tax or social security audit shall have come to a final and binding result (Rechtskraftige Entscheidung), and (ii) Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.10 (only to the extent relating to laws and regulations with respect to health and safety matters, environmental protection and pollution control) and 2.12 may be made at any time prior to the fifth anniversary of the Closing Date.

        7.4. De Minimis; Limitation; Adjustment. (a) Except as otherwise agreed to in writing, the Seller shall not be obligated to indemnify and hold harmless the Buyer Indemnitees pursuant to clause (i) of Section 7.1 unless and until the aggregate amount of all claims against the Seller under clause (i) of Section
7.1 exceeds DM 15 million and then only to the extent such aggregate amount exceeds DM 15 million.

        (b) The aggregate amount the Seller shall be obligated to indemnify and hold harmless the Buyer Indemnitees pursuant to clause (i) of Section 7.1 shall not exceed the amount of the Purchase Price; provided that (i) the indemnification obligations of the Seller arising from or as a result of any inaccuracy of any representation or warranty contained in Sections 2.1, 2.2, 2.3, 2.4, or 2.5 shall not be subject to such limitation, and (ii) no payment made by the Seller arising from or as a result of inaccuracies of representations and warranties contained in Section 2.1, 2.2, 2.3, 2.4 or 2.5 shall be applied towards such limitation; provided further that the aggregate amount of the Seller's indemnification obligations arising from or as a result of any inaccuracy of any representation or warranty contained in Section 2.17 relating to the business and operations of the Company and its Subsidiaries in the United States shall not exceed DM 50 million.

        (c) The timing of any indemnity payment due from the Seller under this
Article VII shall not be affected by the existence of any insurance policy of, or any indemnification of another Person to, any Buyer Indemnitees. If a Loss by Buyer Indemnitees is covered by an insurance policy or by an indemnification obligation of another Person, the Buyer Indemnitees shall use commercially reasonable efforts to collect insurance or indemnity payments with respect thereto; provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim (together with any correspondent increase in insurance premiums or other chargebacks to the Indemnified Party), as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification pursuant to this
Article VII. If the Buyer Indemnitees recover such insurance proceeds or indemnity payments prior to being indemnified and held harmless by the Seller with respect to such Loss, the payment made by the Seller with respect to such Loss shall be reduced by the net amount of insurance proceeds or indemnity payments received by the Buyer Indemnitees, less attorney's fees and other expenses incurred in connection with such recovery. If the Buyer Indemnitees recover such insurance proceeds or indemnity payments after being indemnified and held harmless by the Seller with respect to such Loss, the Buyer Indemnitees shall pay to the Seller the net amount of insurance proceeds or indemnity payments (less reasonable attorney's fees and other expenses incurred in connection with such recovery) received by the Buyer Indemnitees.

        7.5. Indemnification Procedures. (a) For the purposes of this Section 7.5, the party seeking indemnification shall be known as the "Indemnified Party", and the party from whom indemnification is sought shall be known as the "Indemnifying Party".

        (b) As promptly as practicable after receipt by an Indemnified Party of notice of any Loss in respect of which an Indemnifying Party may be liable under this Article VII, the Indemnified Party shall give notice thereof (the "Indemnification Notice") to the Indemnifying Party. The failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Article VII, except to the extent such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced as a result of failure to receive such notice. Within 30 days of receipt of an Indemnification Notice in accordance with this Section 7.5(b), the Indemnifying Party shall pay the Indemnified Party the amount specified in such Indemnification Notice, unless the Indemnifying Party delivers a notice of disagreement with the relevant indemnification claim within 15 days of its receipt of such Indemnification Notice.

        (c) In the case of any claim asserted by a third party (including any governmental or political subdivision or an agency or instrumentality thereof) against the Seller, GenTek, the Company or any Subsidiary which would result in a claim under this Article VII, the Indemnified Party shall (i) notify the Indemnifying Party of such claim within 30 days of receipt of such claim (and at least 15 days prior to the expiration of the period during which the defendant may assert its defense, if such period expires earlier), and (ii) except with respect to claims relating to health or safety matters, environmental protection or pollution control, permit the Indemnifying Party, at its option and expense, to take over and assume the defense of any such claim by counsel satisfactory to the Indemnified Party and to settle or otherwise dispose of the same; provided that if the Indemnifying Party does so take over and assume the defense, (x) the Indemnified Party may at its discretion at all times participate, at its own expense, in such defense by counsel of its own choice, and (y) the Indemnifying Party shall, at all times and to the maximum extent possible, keep the Indemnified Party informed of the status of such claim and the proceedings related thereto. The Indemnifying Party shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party, enter into any settlement that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff in question to the Indemnified Party and its Affiliates a release of all liabilities in respect of such claims. If the Indemnifying Party does not accept the defense of any claim within 30 days of delivery of the Indemnification Notice (or ten days prior to the expiration of the period during which the defendant may assert its defense, if such period expires earlier), the Indemnified Party shall have the right to defend against any such claim by counsel of its own choice and shall be entitled to settle or agree to pay in full such claim or demand; provided that if an Indemnified Party does so take over and assume the defense, the Indemnified Party shall, at all times and to the maximum extent possible, keep the Indemnifying Party informed of the status of such claim and the proceedings related thereto. For claims relating to health or safety matters, environmental protection or pollution control, the Indemnified Party may, at its option, take over and assume the defense any such claim by counsel satisfactory to Indemnifying Party and to settle or otherwise dispose of the same; provided that if an Indemnified Party does so take over and assume the defense, (i) the Indemnified Party shall, at all times and to the maximum extent possible, keep the Indemnifying Party informed of the status of such claim and the proceedings related thereto, and (ii) the Indemnifying Party may at its discretion at all times participate, at its own expense, in such defense by counsel of its own choice.

        7.6. Coordination with Article VI. In the event of any inconsistency between Article VI and this Article VII, Article VI shall control and prevail as to any Tax matter, except that the proviso clause of Section 7.1 and the provisions of Sections 7.4 (a) and (b) shall apply to the indemnification obligations of the Seller pursuant to Article VI.


                                  ARTICLE VIII
                                   DEFINITIONS

        The following terms, as used in this Agreement, have the following meanings:

        "Accounting Arbitrator" means the accounting firm referred to in Section 1.3(b).

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. Control of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise) and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors of such Person (or other persons performing similar functions).

        "Buyer" has the meaning given in the Recital B.

        "Buyer Indemnitee" means any of GenTek, any Affiliate of GenTek, the Buyer, the Company and any Subsidiary; and "Buyer Indemnitees" means all of the foregoing.

        "Closing" has the meaning given in Section 1.2.

        "Closing Date" means the date of the Closing.

        "Company" has the meaning given in Recital A.

        "Company Group" means the Company and the Subsidiaries.

        "Company June 30 Balance Sheet" has the meaning given in Section 1.3(a).

        "Company June 30 Net Debt" means (i) the indebtedness for borrowed money from banks or other financial institutions minus (ii) cash and cash equivalents, as reflected on the Company June 30 Balance Sheet.

        "Company June 30 Net Equity" means the net equity (Eigenkapital) pursuant to Section 266, para. 3A of the German Commercial Code (HGB) of the Company, as reflected on the Company June 30 Balance Sheet.

        "Company May 31 Balance Sheet" has the meaning given in Section 2.6(a).

        "Company May 31 Net Debt" means (i) indebtedness for borrowed money from banks or other financial institutions minus (ii) cash and cash equivalents, as reflected on the Company May 31 Balance Sheet.

        "Company May 31 Net Equity" means the net equity (Eigenkapital) pursuant to Section 266, para. 3A of the German Commercial Code (HGB) of the Company, as reflected on the Company May 31 Balance Sheet.

        "Consolidated June 30 Balance Sheet" has the meaning given in Section 1.3(a).

        "Consolidated June 30 Net Debt" means (i) the consolidated indebtedness for borrowed money from banks or other financial institutions minus (ii) cash and cash equivalents, as reflected on the Consolidated June 30 Balance Sheet.

        "Consolidated June 30 Net Equity" means the consolidated net equity (Eigenkapital) pursuant to Section 266, para. 3A and Section 298, para. 1 of the German Commercial Code (HGB) of the Company and the Subsidiaries, as reflected on the Consolidated June 30 Balance Sheet.

        "Consolidated May 31 Balance Sheet" has the meaning given in Section 2.6(a).

        "Consolidated May 31 Net Debt" means (i) the consolidated indebtedness for borrowed money from banks or other financial institutions minus (ii) cash and cash equivalents, as reflected on the Consolidated May 31 Balance Sheet.

        "Consolidated May 31 Net Equity" means the consolidated net equity (Eigenkapital) pursuant to Section 266, para. 3A and Section 298, para. 1 of the German Commercial Code (HGB) of the Company and the Subsidiaries, as reflected on the Consolidated May 31 Balance Sheet.

        "Deutsche Marks" or "DM" means Deutsche Marks or other lawful money of the Federal Republic of Germany, including its equivalent amount in Euro.

        "Financial Statements" means the Historical Financial Statements and the Pro Forma Financial Statements.

        "GAAP" means the accounting principles in the German Commercial Code
(HGB) and the accounting principles and practices generally accepted from time to time in the Federal Republic of Germany. (Grundsatze Ordnungsmassiger Buchfuhrung)

        "GenTek" has the meaning given in the Introduction.

        "Historical Financial Statements" has the meaning given in Section
2.6(a).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "ICC Rules" has the meaning given in Section 9.3(a).

        "Indemnification Notice" has the meaning given in Section 7.5(b).

        "Indemnified Party" has the meaning given in Section 7.5(a).

        "Indemnifying Party" has the meaning given in Section 7.5(a).

        "Intellectual Property" means the patents, copyrights, service marks, trademarks and trade names, including registrations and applications to register or renew the registration of any of the foregoing, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software and programs (including source codes), data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium, including electronic media), and licenses of any of the foregoing.

        "June 30 Balance Sheets" has the meaning given in Section 1.3(a).

        "Lien" means any mortgage, lien, pledge, charge, encumbrance or other security interest.

        "Loss" has the meaning given in Section 7.1.

        "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), properties, business, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

        "Material Contracts" has the meaning given in Section 2.16(a).

        "Person" means an individual, corporation, partnership, trust, or other entity, including a governmental or political subdivision or an agency or instrumentality thereof.

        "Pre-June 30 Tax Period" means all taxable periods ending on or before June 30, 1999 and the portion up to and including June 30, 1999 in the case of any taxable period that begins on or before June 30, 1999 and ends after June 30, 1999.

        "Pro Forma Financial Statements" has the meaning given in Section
2.6(a).

        "Purchase Price" has the meaning given in Section 1.1(a).

        "Seller" has the meaning given in the Introduction.

        "Shares" has the meaning given in Recital A.

        "Subsidiary" means any corporation, partnership or other entity of which securities or other ownership interests having ordinary power to elect a majority of the board of directors, supervisory board, managing board or other persons performing similar functions are directly or indirectly owned by the Company.

        "Taxes" means any tax, duty, assessment or similar governmental charge, including income, receipts, value-added, sales, gross, transfer, registration, business, franchise, profits, capital, withholding, payroll, employment (including social security charges for which an employer may be liable under applicable law or regulation, including unemployment and health insurance charges), property or customs tax, duty, governmental fee or other like assessment or charge, together with any interest or penalty thereon imposed by any governmental authority, or liability for the payment thereof (including as a result of any obligation to indemnify any other Person with respect to any of the foregoing).

        "Tax Return" means any return, report, declaration, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "WLL Disposition" means the spinoff, sale or other disposition of the WLL Business by the Company and its Subsidiaries, including by sale, assignment or other transfer to the Seller or a third party.

        "WLL Business" means (i) the wireless local loop business and operations of the Company and the Subsidiaries conducted principally through Krone Produktions GmbH and consisting of, among other things, the design, construction, installation and maintenance of stationary radio phone systems, including all assets and liabilities (whether absolute, accrued, contingent or otherwise) related to such wireless local loop business, and (ii) the environmental technology business conducted through UEC Umwelttechnik.


                                   ARTICLE IX
                                  MISCELLANEOUS

        9.1. Termination. (a) This Agreement may be terminated at any time prior to Closing:

             (i) By the written agreement of the Seller, GenTek and the Buyer;

             (ii) Upon notice given by either the Seller, on the one hand, or GenTek or the Buyer, on the other hand, to the other parties if the Closing has not occurred on or prior to September 30, 1999;

             (iii) Upon notice given by GenTek or the Buyer to the Seller if GenTek becomes aware of any event, condition or circumstance that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse

        Effect; provided that for purposes of this clause (iii), any event, condition or circumstance that, individually or in the aggregate, would reasonably be expected to have or result in monetary liabilities, losses, costs and expenses of less than 5% of the Purchase Price shall not be deemed to have or result in a Material Adverse Effect; or

             (iv) Upon notice given by either the Seller, on the one hand, or GenTek or the Buyer, on the other hand, if the consummation of the transactions contemplated hereby would violate, in whole or in part, any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

        (b) The provisions of Article VII and Sections 4.4, 9.2, 9.3, 9.5, 9.7 and 9.8 shall survive any termination of this Agreement.

        9.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

        9.3. Arbitration. (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, validity or termination of this Agreement, or the jurisdiction of any arbitral tribunal established pursuant to this Section 9.3, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC Rules") in effect on the date of this Agreement, except as they may be modified in this Agreement or by mutual agreement of the parties.

        (b) The seat of arbitration shall be London, England, and the hearings may be held in such other locations as the arbitrators determine to be the most convenient and efficient for the parties under the circumstances. All arbitration proceedings shall be conducted, and all evidence shall be produced, in the English language.

        (c) The arbitration shall be conducted by three arbitrators appointed in accordance with the ICC Rules. GenTek and the Buyer shall be considered as one party for purposes of appointing arbitrators hereunder; provided that if either GenTek or the Buyer will be prejudiced as a result thereof or if there is a conflict of interest between GenTek and the Buyer, the International Chamber of Commerce shall appoint the arbitrator on behalf of such parties.

        (d) In addition to the authority conferred on the arbitration tribunal by the ICC Rules, the arbitration tribunal shall have the authority to order reasonable discovery and production of documents including the deposition of party witnesses, and to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. A request for interim measures by a party to a court shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

        (e) The foregoing agreement to arbitrate shall be specifically enforceable. Any arbitral award shall be in writing, state the reasons for the award and be final and binding on the parties. The costs of the arbitration and the enforcement of the award, including reasonable attorney's fees and disbursements, shall be determined by the arbitration tribunal in accordance with Section 91 of the German Code of Civil Procedure. Judgment upon the arbitration award may be entered in any court having jurisdiction thereof or having jurisdiction over the parties or their assets, and application may be made to such court for judicial acceptance of the award and an order of enforcement.

        9.4. Amendment, Assignment, No Third Party Beneficiaries, Waivers, etc.
(a) Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by an instrument in writing, signed by the party against which enforcement of such amendment, discharge, waiver or termination is sought.

        (b) GenTek may, by written notice to the Seller prior to the Closing, designate any direct or indirect wholly-owned subsidiary of GenTek organized under the laws of any member of the European Union or any state of the United States of America as the "Buyer" under this Agreement, and such designee shall have all of the rights and obligations of the Buyer under this Agreement as if an original party to this Agreement; provided that no such designation shall affect any of the rights, obligations or liabilities of GenTek under this Agreement.

        (c) This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assigns (including the Buyer), any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        (d) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

        9.5. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice and a copy of the notice or other communication is also sent on the same day by registered mail, acknowledgment of receipt requested), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties: (i) if to the Seller, at Jenoptik AG, Besuchsadresse, Jena, Caro-Zeisse-Strasse 1, the Federal Republic of Germany, telecopy: (49-36) 41652480, attention: Alexander von Witzleben; and (ii) if to GenTek or the Buyer, at c/o Latona Associates Inc., Liberty Lane, Hampton, New Hampshire 03842, the United States of America, telecopy: (1-203) 929-2703, attention:
General Counsel.

        9.6. Expenses. (a) Each party hereto shall pay all its own costs and expenses incident to this Agreement and the transactions contemplated by this Agreement, including legal and accounting fees and expenses.

        (b) Except for any costs and expenses reflected on the June 30 Balance Sheets (and then only to the extent reflected thereon) or associated with the designation of the Buyer in accordance with Section 9.4(b), the Company and its Subsidiaries shall not incur any out-of-pocket costs and expenses relating to the consummation of the transactions contemplated by this Agreement or the WLL Disposition. If the Company or any Subsidiary bears any such out-of-pocket cost or expense, the Seller shall reimburse the Company and the Subsidiaries for all such costs and expenses promptly upon (and in any event within 15 days of) receipt of an invoice or invoices therefor, which invoice or invoices shall specify in reasonable detail such costs and expenses.

        9.7. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

        9.8. Translation. If this Agreement is translated into any language other than English, the English version shall control and shall prevail on any question of interpretation.

        9.9. Integration. This Agreement (including the schedules and exhibits hereto) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement of the parties and supersedes any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof.

        9.10. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        9.11. Execution Copies; Counterparts. This Agreement shall be executed in three original copies, each of which shall be an original. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.


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                                       34

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date above written.


                                       GENTEK INC.


                                       By  /s/ Paul M. Meisters
                                          --------------------------------------
                                          Name:  Paul M. Meisters
                                          Title: Vice Chairman


                                       By  /s/ Todd M. DuChene
                                          --------------------------------------
                                          Name:  Todd M. DuChene
                                          Title: Secretary



                                       JENOPTIK AG


                                       By  /s/ Dr. Dietmar Kubis
                                          --------------------------------------
                                          Name:  Dr. Dietmar Kubis
                                          Title: Member of Executive Board


                                       By  /s/ Alexander von Witzleben
                                          --------------------------------------
                                          Name:  Alexander von Witzleben
                                          Title: Member of Executive Board